Exhibit 10.25

AMENDMENT
TO THE
PITTWAY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.	The provisions of this Amendment to the Plan applies to a participant who (i) has any portion of a supplemental retirement benefit that accrues on or after January 1, 2005, (ii) has any portion of a supplemental retirement benefit that accrued prior to January 1, 2005 but was vested on or after December 31, 2004, or (iii) has an increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement before the qualified plan’s normal retirement date that accrues or increases as a result of service after December 31, 2004. The Plan in effect prior to this Amendment applies to a participant not described in clause (iii) of the preceding sentence whose entire supplemental retirement benefit accrued and vested before January 1, 2005 (“Grandfathered Benefit”).

2.	The following definitions shall be added to the Plan:

	(a)	Earliest Retirement Date means the earliest date as of which the participant would be eligible to commence the receipt of his qualified plan benefit, whether or not he elects to commence receipt of such qualified plan benefit as of such date.

	(b)	Separation from Service Date means the date on which the participant’s separation from service with Honeywell and its subsidiaries and affiliates occurs within the meaning of Section 409A of the Code. A participant’s Separation from Service Date occurs when the facts and circumstances indicate that Honeywell and the participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the participant’s employment by Honeywell and its subsidiaries and affiliates).

	(c)	Specified Employee means any participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or his delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President, Compensation and Benefits or his delegate, which determination of “specified employees” and identification date shall be made by the Vice President, Compensation and Benefits or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

3.	The following rules shall be used to pay supplemental retirement benefits that are subject to this Amendment:

     (a) A participant who was provided a payment election for his supplemental retirement benefit prior to January 1, 2009 and who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option. Such payments will begin as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. If a participant fails to elect an annuity payment form by the required date, his supplemental retirement benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

      (b) A participant who was provided a payment election for his supplemental retirement benefit prior to January 1, 2009 and who elected a single lump sum payment shall receive the Actuarial Equivalent value of his supplemental retirement benefit as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date.

      (c) A participant who is entitled to disability pension benefits under the qualified plan that qualify as “ancillary benefits” shall continue to receive such benefits as required by the qualified plan as long as the participant satisfies the conditions applicable to such benefits. The Actuarial Equivalent value of such participant’s supplemental retirement benefit at retirement shall be paid as of the first day of the month following 105 days after the latest date the ancillary disability pension benefits could be paid, whether or not the ancillary disability pension benefits continue to be paid to such date. The form of payment shall be determined in accordance with clause (a) or (b) as applicable.

      (d) A participant who is entitled to a supplemental retirement benefit and whose Separation from Service Date and Earliest Retirement Date both occurred before July 1, 2009 shall receive his supplemental retirement benefit as of July 1, 2009, with the form of payment determined in accordance with clause (a) or (b) as applicable.

      (e) A participant’s supplemental retirement benefit shall include an estimate of any service or compensation (such as during a severance period or bridge leave of absence) following the participant’s benefit commencement date that is required to be taken into account in calculating a participant’s supplemental retirement benefit. In no event shall Honeywell be required to recalculate or otherwise true up the supplemental retirement benefit actually paid.

      (f) Notwithstanding any provision of this Item 3 to the contrary, if a participant is a Specified Employee at his Separation from Service Date and payment under this Item 3 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the participant’s death, with no interest or earnings accruing on the delayed payments.

      (g) If a participant receives his supplemental retirement benefit in a single lump sum payment, no supplemental retirement benefit shall be paid to his surviving spouse or beneficiary following his death.

      (h) If a participant elects to receive his supplemental retirement benefit in an annuity that provides a survivor annuity or death benefit, the participant’s surviving spouse or beneficiary, as applicable, shall receive the applicable survivor benefit or death benefit following the participant’s death.

      (i) If a participant dies before he receives his supplemental retirement benefit, his surviving spouse or beneficiary shall receive the Actuarial Equivalent value of any pre-retirement surviving spouse benefits or death benefits provided by the qualified plan (1) in the form of the annuity required by the qualified plan if the participant elected to receive his supplemental retirement benefits in an annuity, or (2) in all other cases, in the form of a single lump sum payment. Such payment will be paid or begin to be paid as of the first day of the month following 105 days after the later of the participant’s death or the date that would have been the participant’s Earliest Retirement Date.

      4. Compliance with Section 409A of the Code. The Plan, as amended by this Amendment, is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.